PROSPECTUS SUPPLEMENT NO. 1
(TO PROSPECTUS DATED OCTOBER 6, 1997)

                      2,965,224 SHARES OF COMMON STOCK OF
                             SILICON GRAPHICS, INC.

  This Prospectus Supplement supplements the information contained in our Prospectus dated October 6, 1997 (as amended or supplemented, the "Prospectus"), relating to the potential sale from time to time of up to 2,965,224 shares of Common Stock of Silicon Graphics by certain of our stockholders who acquired the shares in connection with Silicon Graphics' acquisition of Paragraph International, Inc. in September 1997. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus. Capitalized terms used herein but not defined have the meanings assigned to such terms in the Prospectus.

  The following information supplements the information set forth in the Prospectus under the caption "Selling Stockholders" with respect to the Selling Stockholders, the number of Shares being offered by the Selling Stockholders and the number and percentage of shares of Common Stock beneficially owned by the Selling Stockholders before and after the offering of shares of Common Stock pursuant to the Prospectus:

   Tides Foundation..................................... 6,001   * 6,001   0   *

  The line item "R&D Associates, LLC... 12,001, *, 12,001, 0, *", contained in the table in the Prospectus under the caption "Selling Stockholders" shall be deleted in its entirety and replaced with the following:

   R&D Associates, LLC.................................. 6,000   * 6,000   0   *

  All information in this Prospectus Supplement is as of December 21, 1998.

           THE DATE OF THIS PROSPECTUS SUPPLEMENT IS JANUARY 7, 1999.